Exhibit 10.2

SUMMARY SHEET OF EXECUTIVE CASH COMPENSATION

Except as indicated below, the following table sets forth annual base salaries provided to the Company’s principal executive officer, principal financial officer and other named executive officers in 2015 and as adopted for 2016 by the Compensation Committee (“Committee”) on March 23, 2016.

Named Executive Officers	2015 Base Salaries	2016 Base Salaries
Karl G. Glassman, President and Chief Executive Officer[1]	$840,000	$1,100,000
Matthew C. Flanigan, EVP and Chief Financial Officer	$507,000	$523,000
Perry E. Davis, SVP, President – Residential Furnishings	$370,000	$385,000
Jack D. Crusa, SVP, President – Industrial Materials & Specialized Products[2]	$365,000	$380,000
David S. Haffner, Former Board Chair and Chief Executive Officer[3]	$1,130,000	$1,130,000
Joseph D. Downes, Jr. – Former SVP, President – Industrial Materials[4]	$140,000	N/A

[1]	Mr. Glassman became the Company’s President and Chief Executive Officer, effective January 1, 2016, and, as previously reported, the Committee increased his annual base salary from $840,000 to $1,100,000 at its January 4, 2016 meeting.

[2]	Mr. Crusa’s base salaries are disclosed because he is expected to be included as a named executive officer in the Company’s definitive proxy statement for the 2016 Annual Meeting of Shareholders.

[3]	Mr. Haffner served as the Company’s Board Chair and Chief Executive Officer through December 31, 2015. Pursuant to Mr. Haffner’s former employment agreement with the Company, he is entitled to continue to receive his annual base salary (at the rate of $1,130,000) for all of 2016 and on a prorated basis through the 2017 Annual Meeting of Shareholders, which is expected to be held in May.

[4]	Mr. Downes served as the Company’s SVP, President – Industrial Materials through April 5, 2015 and in a lesser position with the Company until his retirement on December 31, 2015. Accordingly, from January 1, 2015 through April 5, 2015, he received remuneration based on an annual salary of $347,300, and from April 6, 2015 through December 31, 2015, he received remuneration based on an annual salary of $140,000.

Except as noted below, the named executive officers are expected to be eligible to receive a cash bonus under the Company’s 2014 Key Officers Incentive Plan (filed March 25, 2014 as Appendix A to the Company’s Proxy Statement) (the “KOIP”) in accordance with the 2016 KOIP Award Formula (filed March 28, 2016 as Exhibit 10.1 to the Company’s Form 8-K). The executive’s cash award is expected to be calculated by multiplying his annual salary at the end of the year by his Target Percentage, then applying the award formula adopted by the Committee for that year. The Target Percentages set by the Committee in 2015 and 2016 for the principal executive officer, principal financial officer and other named executive officers are shown in the following table.

Named Executive Officers	2015 Target Percentages	2016 Target Percentages
Karl G. Glassman, President and Chief Executive Officer[1]	90%	115%
Matthew C. Flanigan, EVP and Chief Financial Officer	80%	80%
Perry E. Davis, SVP, President – Residential Furnishings	60%	60%
Jack D. Crusa, SVP, President – Industrial Materials and Specialized Products[2]	60%	60%
David S. Haffner, Former Board Chair and Chief Executive Officer[3]	115%	115%
Joseph D. Downes, Jr., Former SVP, President – Industrial Materials[4]	40%	N/A

[1]	Mr. Glassman became the Company’s President and Chief Executive Officer, effective January 1, 2016, and as previously reported, the Committee increased his Target Percentage from 90% to 115% at its January 4, 2016 meeting.

[2]	Mr. Crusa’s target percentages are disclosed because he is expected to be included as a named executive officer in the Company’s definitive proxy statement for the 2016 Annual Meeting of Shareholders.

[3]	Mr. Haffner served as the Company’s Board Chair and Chief Executive Officer through December 31, 2015. Pursuant to Mr. Haffner’s former employment agreement with the Company, he will continue to receive a cash bonus payment with a Target percentage of 115% for all of 2016 and on a prorated basis through the 2017 Annual Meeting of Shareholders, which is expected to be held in May. Mr. Haffner’s 2016 cash bonus will be calculated in the same manner as a Corporate Participant under the 2016 KOIP Award Formula which is based on Return on Capital Employed (ROCE) (60% relative weight); Cash Flow (20% relative weight); and Individual Performance Goals (20% relative weight). However, since Mr. Haffner does not have 2016 Individual Performance Goals, as discussed below, his bonus will be based 70% on ROCE and 30% on Cash Flow.

[4]	Mr. Downes served as the Company’s SVP, President – Industrial Materials through April 5, 2015 and in a lesser position with the Company until his retirement on December 31, 2015. As a result, in 2015, he participated in the Company’s Key Management Incentive Compensation Plan, which is a cash bonus plan for non-executive officers. Reference is made to the Summary Description of the Key Management Incentive Compensation Plan for Profit Center Participants, filed May 6, 2015 as Exhibit 10.1 to the Company’s Form 10-Q. The award payout under this plan was determined in substantially the same manner as the 2014 Key Officers Incentive Plan and the 2015 award formula (filed March 26, 2015 as Exhibit 10.3 to the Company’s Form 8-K). The performance objectives were Return on Capital Employed (70% relative weight) and Free Cash Flow (30% relative weight) increased by as much as 5% for exceptional safety performance or decreased by as much as 20% for critical compliance failures.

Individual Performance Goals. Each executive’s cash award under the award formula is based, in part, on individual performance goals established outside the KOIP (20% relative weight). The 2016 goals for our named executive officers1 are:

Karl G. Glassman: Strategic planning, growth initiatives and succession planning.

Matthew C. Flanigan: Strategic planning, credit facility renewal, information technology and internal audit improvements.

Perry E. Davis: Growth of targeted businesses and supply chain initiatives.

Jack D. Crusa:2 Production improvements for targeted businesses, purchasing initiatives and succession planning.

[1]	Neither Mr. Haffner nor Mr. Downes were employed by the Company as of January 1, 2016. As such, neither have individual performance goals for 2016.

[2]	Mr. Crusa’s individual performance goals are disclosed because he is expected to be included as a named executive officer in the Company’s definitive proxy statement for the 2016 Annual Meeting of Shareholders.

The achievement of the individual performance goals is measured by the following schedule.

Individual Performance Goals Payout Schedule (1-5 scale)

Achievement	Payout
1 – Did not achieve goal	0%
2 – Partially achieved goal	50%
3 – Substantially achieved goal	75%
4 – Fully achieved goal	100%
5 – Significantly exceeded goal	up to 150%

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